AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                            FIRST GENEVA INVESTMENTS



     THE UNDERSIGNED, being the sole director of FIRST GENEVA INVESTMENTS, INC., does hereby amend the Articles of Incorporation of FIRST GENEVA INVESTMENTS, INC. as follows:

                                    ARTICLE I

     The name of this corporation shall be DRAGON PHARMACEUTICAL, INC..

     I hereby certify that the above amendment was adopted on August 31, 1998 by shareholders owning a majority of the outstanding shares of common stock, and by the sole director of the corporation on August 31, 1998.

     IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on August 31, 1998.



/s/ SHAUN MASKERINE
    -------------------------------------------
    Shaun Maskerine, President and Sole Director